                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
SECTION 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                                       Commission File Number  000-23180
                                                             -------------------


                    WASATCH INTERACTIVE LEARNING CORPORATION
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            (Exact name of registrant as specified in its charter)

                           5250 SOUTH COMMERCE DRIVE
                                   SUITE 101
                           SALT LAKE CITY, UTAH 84107
                            TELEPHONE: (801)261-1001
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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                        COMMON STOCK, $0.0001 PAR VALUE
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           (Title of each class of securities covered by this Form)

                                      NONE
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 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)



Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)    [X]          Rule 12h-3(b)(1)(i)       [ ]
        Rule 12g-4(a)(1)(ii)   [ ]          Rule 12h-3(b)(1)(ii)      [ ]
        Rule 12g-4(a)(2)(i)    [ ]          Rule 12h-3(b)(2)(i)       [ ]
        Rule 12g-4(a)(2)(ii)   [ ]          Rule 12h-3(b)(2)(ii)      [ ]
                                            Rule 15d-6                [ ]



Approximate number of holders of record as of the certification or notice date:

                                       1
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Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  April 5, 2001                   By: /s/ Barbara Morris
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                                           Barbara Morris
                                           President and Chief Executive Officer